Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Forum Merger Corporation (the “Company”) on Form S-1, of our report dated February 9, 2017, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of Forum Merger Corporation as of December 31, 2016 and for the period from November 17, 2016 (inception) through December 31, 2016, appearing in Amendment No. 2 to the Registration Statement of Forum Merger Corporation on Form S-1, File No. 333-216842.

/s/ Marcum llp

Marcum llp

New York, NY

April 6, 2017